Exhibit 99.1

Contact:Will Davis

Vice President of Investor Relations and Chief of Staff
Phone: (c) 917-519-6994
Email: davisw@lumosnet.com

Lumos Networks Corp. Reports Third Quarter 2014 Financial Results

Delivers 3Q14 Revenue of $50.5 Million and Adjusted EBITDA of $32.9 Million

Confirms 2014 Revenue Guidance of Approximately $200 Million

2014 Adjusted EBITDA Guidance Raised to Approximately $100 Million, including a $10.2 million OPEBs curtailment Gain; Guidance Remains at Approximately $90 Million on a Normalized Basis

Reiterates Fiber to the Cell (“FTTC”) Installation Target of 825 at YE14

Expects Enterprise Revenue to Grow Both Sequentially and Year-over-Year in 4Q14

WAYNESBORO, VA – November  6, 2014  – Lumos Networks Corp. (“Lumos Networks” or the “Company”) (Nasdaq: LMOS), a fiber-based service provider of data, voice and IP-based telecommunication services in the Mid-Atlantic region, today announced financial results for the third quarter of 2014.

Total revenue for the third quarter of 2014 was $50.5 million, compared to $51.6 million for the third quarter of 2013 and $50.2 million in the second quarter of 2014.  Total Adjusted EBITDA in the third quarter of 2014 was $32.9 million, which includes a one-time, non-cash gain of $10.2 million related to a reduction in our liability for certain postretirement medical benefits (the “OPEBs gain”), compared to $23.0 million in the third quarter of 2013 and $22.7 million in the second quarter of 2014.  Excluding the OPEBs gain, Adjusted EBITDA was $22.7 million for the third quarter of 2014.

Total Data segment revenue in the third quarter of 2014 was $26.5 million, down approximately 1% sequentially, and constituted 52% of total revenue as compared to 51% in the prior year period.  Total Adjusted EBITDA for the Data segment was approximately $13.0 million in the third quarter of 2014, and Adjusted EBITDA margin for the Data segment was 49% in the third quarter.

Lumos Networks President and CEO Timothy G. Biltz said, “I am pleased that Lumos Networks delivered results in the third quarter that slightly exceeded our expectations and maintained its 2014 revenue guidance of $200 million.  Our 2014 Adjusted EBITDA guidance is now $100 million; however, this includes $10.2 million in a one-time gain due to the elimination of certain OPEB benefits.  On a normalized basis, guidance remains approximately $90 million.  We expect to finish 2014 with strong momentum to put us in position to begin delivering year-over- year revenue and Adjusted EBITDA growth starting in early 2015.”

“While our quarterly FTTC revenue grew 23% year-over-year, it declined sequentially due to a combination of several factors that we view as temporary events,” Mr. Biltz continued. “Therefore, we maintain our target for $20 million in total FTTC revenue in 2014, up around 40% year-over-year and expect strong sequential growth in the fourth quarter within that segment.  Our combined FTTC sales pipeline and backlog of booked but not yet installed revenue is the highest in the company’s history and we believe we can accelerate FTTC growth in 2015 versus 2014.”

“Our Enterprise momentum continues to build, largely as the result of the growing success of our Enterprise renewal program and our continued sales growth of our Carrier End user business,” Mr. Biltz added.  “Therefore, we believe that our Enterprise revenue will grow both on a sequential and a year-over-year basis in the fourth quarter, and I continue to believe our Enterprise revenue will grow in 2015 versus 2014.”

Mr. Biltz said, “Revenue within our Transport business grew slightly sequentially but declined 3% versus the prior year period.   While we did not see any upticks in our TDM churn pattern within this business, we continue to expect revenue in this segment to decline in the range of 8-10% for the full year 2014.”

“We continue to remain singularly focused on expanding our fiber infrastructure, underpinned by long-term fiber contracts with large Carrier and Enterprise customers,” finished Mr. Biltz.    “To that end, we added 97 route miles in the third quarter, the most since the third quarter of 2013.  We also added 35 FTTC installations and 36 on-net lit buildings.  In the last two years, we have increased the combination of on-net locations, including FTTC installation and lit buildings, by almost 55%, from over 1,400 to nearly 2,200.”

Highlights

•

The Company ended the third quarter of 2014 with 708 Fiber to the Cell (“FTTC”) sites connected, up 35 sequentially, which represents a year-over-year increase in total FTTC sites of approximately 31%.  Lumos Networks reiterates its guidance of reaching 825 unique FTTC sites by year end 2014 and maintains its guidance for selling 500 to 700 unique and second FTTC circuits during 2014.

•

Project Ark, the Company’s MEF certified Carrier Ethernet MPLS/IP network overlay designed primarily for FTTC traffic, became operational in September.  The Company has already begun migrating traffic onto the Ark and expects that approximately 20% of total FTTC sites will be converted by year-end 2014.  It is expected that the vast majority of all of Lumos’ FTTC traffic will be routed onto the Ark by the middle of 2015.

•

The Company renewed over $206,000 of Enterprise MRC in the third quarter, a nearly 30% increase from the prior quarter.   Year to date, Lumos has renewed 15% of its entire Enterprise revenue base with an average contract length of over three years.

•

On October 29, 2014, the Board of Directors of Lumos Networks declared a dividend on its common stock in the amount of $0.14 per share to be paid on January 8, 2015 to stockholders of record on December 11, 2014.

Business Outlook

For the full year 2014, the Company maintains its financial guidance for revenue of approximately $200 million and increased its guidance for Adjusted EBITDA to approximately $100 million, including the approximate $10 million of OPEBs gain recorded in the third quarter.  Excluding the impact of this OPEBs gain, the Company maintains its guidance for Adjusted EBITDA of approximately $90 million.

Please see the schedules accompanying this release for additional financial guidance, including reconciliations of non-GAAP measures to GAAP results.

Statements made are based on management’s current expectations.  These statements are forward-looking and actual results may differ materially.  Please see “Special Note from the Company Regarding Forward-Looking Statements.”

Conference Call

A conference call and simultaneous webcast, hosted by Timothy G. Biltz, CEO, Johan Broekhuysen, CFO, and Will Davis, Vice President of Investor Relations and Chief of Staff, to review these financial and operational results and financial guidance will be held at 8:30 A.M. (ET) on November 7, 2014.

The webcast may be accessed via the Internet at http://ir.lumosnetworks.com/ and the live call (“Lumos Networks Third Quarter Earnings Conference Call”) may be accessed with the following numbers:

Domestic: 1-877-510-3772

International: 1-412-902-4135

Canada: 1-855-669-9657

The conference call will be archived and available for replay through November 21, 2014 and may be accessed with the following numbers:

Domestic:  1-877-344-7529

International: 1-412-317-0088

Canada: 1-855-669-9658

Replay pass codes: Conference ID: 10054554

The webcast will also be archived and the replay may be accessed at http://ir.lumosnetworks.com/.

About Lumos Networks

Lumos Networks is a fiber-based service provider in the Mid-Atlantic region serving carrier, business and residential customers over a dense fiber network offering data, voice and IP services. With headquarters in Waynesboro, VA, Lumos Networks serves Virginia, West Virginia and portions of Pennsylvania, Kentucky, Ohio, and Maryland over a fiber network of approximately 7,645 fiber route miles.  Detailed information about Lumos Networks is available at www.lumosnetworks.com.

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to Lumos Networks before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, net income or loss attributable to noncontrolling interests, other income or expenses, equity-based compensation charges, acquisition-related charges, amortization of actuarial losses on retirement plans, employee separation charges, restructuring-related charges, gain or loss on settlements and gain or loss on interest rate swap derivatives.  Adjusted EBITDA margin is calculated as the ratio of Adjusted EBITDA, as defined, to operating revenues.

Adjusted EBITDA is a non-GAAP financial performance measure.  It should not be considered in isolation or as an alternative to measures determined in accordance with GAAP.  Please refer to the schedules herein and our SEC filings for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: rapid development and intense competition in the telecommunications and high speed data transport industry; our ability to offset expected revenue declines in legacy voice and access products related to the recent regulatory actions, wireless substitution, technology changes and other factors; our ability to effectively allocate capital and implement  our “edge-out” expansion plans in a timely manner; our ability to complete customer installations in a timely manner; adverse economic conditions; operating and financial restrictions imposed by our senior credit facility; our cash and capital requirements; declining prices for our services; our ability to maintain and enhance our network; the potential to experience a high rate of customer turnover; federal and state regulatory fees, requirements and developments; our reliance on certain suppliers and vendors; and other unforeseen difficulties that may occur. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Report filed on Form 10-K for the year ended December 31, 2013.

Exhibits:

•	Condensed Consolidated Balance Sheets
•	Condensed Consolidated Statements of Income
•	Condensed Consolidated Statements of Cash Flows
•	Summary of Operating Results, Customer and Network Statistics
•	Reconciliation of Net Income Attributable to Lumos Networks Corp. to Operating Income
•	Reconciliation of Operating Income to Adjusted EBITDA
•	Business Outlook

Lumos Networks Corp.
Condensed Consolidated Balance Sheets
	September 30, 2014	December 31, 2013
(In thousands)

ASSETS
Current Assets
Cash and cash equivalents	$18,271	$14,114
Marketable securities	18,251	38,480
Restricted cash [1]	4,208	4,324
Accounts receivable, net	23,909	22,917
Other receivables	387	1,588
Income tax receivable	433	1,116
Prepaid expenses and other	4,466	3,960
Deferred income taxes	748	7,289
Total Current Assets	70,673	93,788

Securities and investments	849	699

Property, plant and equipment, net	419,106	378,723

Other Assets
Goodwill	100,297	100,297
Other intangibles, net	18,181	25,071
Deferred charges and other assets	8,021	7,722
Total Other Assets	126,499	133,090

Total Assets	$617,127	$606,300

LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt	$10,315	$6,688
Accounts payable	20,571	13,076
Dividends payable	3,134	3,091
Advance billings and customer deposits	14,078	13,502
Accrued compensation	1,108	2,185
Accrued operating taxes	4,293	4,375
Other accrued liabilities	3,232	3,992
Total Current Liabilities	56,731	46,909

Long-Term Liabilities
Long-term debt, excluding current portion	365,161	373,290
Retirement benefits	6,095	16,848
Deferred income taxes	84,923	79,087
Other long-term liabilities	2,489	2,832
Income tax payable	103	328
Total Long-term Liabilities	458,771	472,385

Stockholders' Equity	100,894	86,333
Noncontrolling Interests	731	673
Total Equity	101,625	87,006

Total Liabilities and Equity	$617,127	$606,300

[1] During 2010, the Company received a Federal stimulus award providing 50% funding to bring broadband services and infrastructure to Alleghany County, Virginia.  The Company was required to deposit 100% of its grant ($8.1 million) into pledged accounts in advance of any reimbursements, to be drawn down ratably following reimbursement approvals.

Lumos Networks Corp.
Condensed Consolidated Statements of Income
	Three months ended September 30,		Nine months ended September 30,
(In thousands, except per share amounts)	2014	2013	2014	2013

Operating Revenues	$50,516	$51,627	$150,771	$156,472

Operating Expenses
Network access costs	10,250	10,342	31,154	31,997
Selling, general and administrative [1,2]	8,545	21,731	44,964	58,647
Depreciation and amortization	11,272	11,169	33,141	31,528
Accretion of asset retirement obligations	38	31	95	95
Restructuring charges	-	10	-	50
Total Operating Expenses	30,105	43,283	109,354	122,317
Operating Income	20,411	8,344	41,417	34,155

Other Income (Expenses)
Interest expense	(3,969)	(3,841)	(11,755)	(10,375)
Gain (loss) on interest rate swap derivatives	302	(564)	395	(110)
Other income (expenses), net	179	78	529	(804)

Income Before Income Tax Expense	16,923	4,017	30,586	22,866

Income Tax Expense	6,713	1,464	12,402	9,037
Net Income	10,210	2,553	18,184	13,829

Net Income Attributable to Noncontrolling Interests	(3)	(16)	(69)	(121)
Net Income Attributable to Lumos Networks Corp.	$10,207	$2,537	$18,115	$13,708

Basic and Diluted Earnings per Common Share Attributable to Lumos Networks Corp. Stockholders:

Earnings per share - basic	$0.46	$0.12	$0.81	$0.63
Earnings per share - diluted	$0.45	$0.11	$0.80	$0.62

Cash Dividends Declared per Share - Common Stock	$0.14	$0.14	$0.42	$0.42

[1] Includes equity-based compensation expense related to all of the Company’s share-based awards and the Company’s 401(k) matching contributions of $1.1 million and $3.2 million for the three months ended September 30, 2014 and 2013, respectively, and $3.1 million and $5.5 million for the nine months ended September 30, 2014 and 2013, respectively.

[2] Selling, general and administrative expenses for the three and nine months ended September 30, 2014 includes a $10.2 million curtailment gain related to the elimination of certain medical benefits under the Company's postretirement plan.

Lumos Networks Corp.
Condensed Consolidated Statements of Cash Flows
	Nine months ended September 30,
(In thousands)	2014	2013

Cash Flows from Operating Activities:
Net income	$18,184	$13,829
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	26,251	24,160
Amortization	6,890	7,368
Accretion of asset retirement obligations	95	95
Deferred income taxes	12,045	9,006
(Gain) loss on interest rate swap derivatives	(395)	110
Equity-based compensation expense	3,109	5,536
Amortization of debt issuance costs	1,102	907
Write off of unamortized debt issuance costs	-	890
Retirement benefits, net of cash contributions and distributions	(11,352)	(289)
Excess tax benefits from share-based compensation	(201)	(622)
Other	206	(172)
Changes in operating assets and liabilities, net	4,619	(6,523)
Net Cash Provided by Operating Activities	60,553	54,295

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(64,151)	(45,721)
Broadband network expansion funded by stimulus grant	(284)	(29)
Purchases of available-for-sale marketable securities	(17,010)	-
Proceeds from sale or maturity of available-for-sale marketable securities	36,856	-
Change in restricted cash	116	979
Cash reimbursement received from broadband stimulus grant	116	979
Other	106	-
Net Cash Used in Investing Activities	(44,251)	(43,792)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	-	375,000
Payment of debt issuance costs	-	(4,872)
Principal payments on senior secured term loans	(3,313)	(308,188)
Borrowings from revolving credit facility	-	15,000
Principal payments on revolving credit facility	-	(18,521)
Termination payments of interest rate swap derivatives	-	(858)
Cash dividends paid on common stock	(9,323)	(9,133)
Principal payments under capital lease obligations	(1,312)	(1,337)
Proceeds from stock option exercises and employee stock purchase plan	1,668	349
Excess tax benefits from share-based compensation	201	622
Other	(66)	(495)
Net Cash (Used in) Provided by Financing Activities	(12,145)	47,567
Increase in cash and cash equivalents	4,157	58,070
Cash and cash equivalents:
Beginning of Period	14,114	2
End of Period	$18,271	$58,072

Lumos Networks Corp.
Operating Results, Customer and Network Statistics
(Dollars in thousands)	Three months ended:					Nine months ended:
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	September 30, 2014	September 30, 2013
Revenue, Gross Margin and Adjusted EBITDA
Revenue
Enterprise Data	10,470	10,445	10,586	10,617	10,600	31,501	31,758
Transport	11,279	11,225	10,907	11,927	11,644	33,411	35,537
FTTC	4,739	5,037	4,644	4,399	3,850	14,420	9,874
Total Data	26,488	26,707	26,137	26,943	26,094	79,332	77,169
Residential and Small Business	17,668	18,290	18,647	19,094	20,055	54,605	61,565
RLEC Access	6,360	5,168	5,306	4,966	5,478	16,834	17,738
Total Revenue	50,516	50,165	50,090	51,003	51,627	150,771	156,472

Gross Margin
Data	85.1%	85.3%	84.0%	85.1%	85.1%	84.8%	84.7%
Residential and Small Business	64.3%	65.7%	64.9%	66.4%	67.8%	65.0%	67.2%

Adjusted EBITDA[1]
Data	12,984	13,395	12,717	14,012	13,013	39,096	39,492
Residential and Small Business	4,503	5,230	5,544	5,916	5,690	15,277	18,743
RLEC Access	5,214	4,098	4,306	4,104	4,343	13,618	14,057
Adjusted EBITDA before Curtailment Gain	22,701	22,723	22,567	24,032	23,046	67,991	72,292
Curtailment Gain[2]	10,207	-	-	-	-	10,207	-
Total Adjusted EBITDA	32,908	22,723	22,567	24,032	23,046	78,198	72,292

Adjusted EBITDA Margin[1]
Data	49.0%	50.2%	48.7%	52.0%	49.9%	49.3%	51.2%
Residential and Small Business	25.5%	28.6%	29.7%	31.0%	28.4%	28.0%	30.4%
RLEC Access	82.0%	79.3%	81.2%	82.6%	79.3%	80.9%	79.2%
Total Adjusted EBITDA Margin	65.1%	45.3%	45.1%	47.1%	44.6%	51.9%	46.2%

Capital Expenditures	26,863	19,171	18,117	22,613	18,997	64,151	45,721
Adjusted EBITDA less Capital Expenditures	6,045	3,552	4,450	1,419	4,049	14,047	26,571

Fiber Network Statistics
Fiber Route-Miles[3]	7,645	7,548	7,467	7,414	----	7,645	----
Fiber Miles[4]	352,347	----	----	----	----	352,347	----
Fiber Markets	23	23	23	23	23	23	23
FTTC Unique Towers	708	673	633	608	540	708	540
FTTC Total Connections	961	876	824	778	680	961	680
On-Network Buildings	1,456	1,420	1,387	1,344	1,303	1,456	1,303
Data Centers[5]	28	26	25	24	24	28	24
R&SB Statistics
Competitive Voice Connections	85,683	88,941	92,440	95,730	98,296	85,683	98,296
Video Subscribers	5,309	5,155	5,073	5,034	4,975	5,309	4,975

RLEC Access Lines	27,716	28,081	28,381	28,886	29,518	27,716	29,518

1 Adjusted EBITDA is a non-GAAP measure. See definition on page 2 of this earnings release. Adjusted EBITDA margin is calculated as the ratio of Adjusted EBITDA, as defined, to Total Revenue.

2 The Company recorded a gain of $10.2 million in the third quarter of 2014 related to the curtailment of medical benefits under the Company's postretirement plan, which was not allocated to the operating segments.

3 The Company updated its total fiber route miles as of December 31, 2013 to include both long-haul and metro route miles. Previously, the Company had only disclosed long-haul miles. Quarterly trend information prior to December 31, 2013 is not comparable and is therefore not being presented herein.

4 Fiber miles are calculated as the fiber route miles multiplied by the number of fiber strands within each cable (represents an average of 46 fibers per route as of September 30, 2014) and are based on the results of the Company's conversion of its fiber records to a centralized fiber management system in the third quarter of 2014.

5 During the third quarter of 2014, the Company revised its connected data center disclosures to include both commercial and private data centers and Company-owned facilities offering commercial data center services.  Previously, the Company had only disclosed connections to third-party commercial data centers. Historical data center total for prior quarters have been revised to reflect the new measurement approach.

Note: Certain prior period revenue and Adjusted EBITDA amounts have been reclassified to conform with the current year presentation.

Lumos Networks Corp.
Reconciliation of Net Income Attributable to Lumos Networks Corp. to Operating Income
(In thousands)
	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net Income Attributable to Lumos Networks Corp.	$10,207	$2,537	18,115	$13,708
Net Income Attributable to Noncontrolling Interests	3	16	69	121
Net Income	10,210	2,553	18,184	13,829

Interest expense	3,969	3,841	11,755	10,375
(Gain) loss on interest rate swap derivatives	(302)	564	(395)	110
Income tax expense	6,713	1,464	12,402	9,037
Other (income) expenses, net	(179)	(78)	(529)	804
Operating Income	$20,411	$8,344	$41,417	$34,155

Lumos Networks Corp.
Reconciliation of Operating Income to Adjusted EBITDA

(Dollars in thousands)	2014	2013

For The Three Months Ended September 30
Operating Income	$20,411	$8,344
Depreciation and amortization and accretion of asset retirement obligations	11,310	11,200
Sub-total:	31,721	19,544
Amortization of actuarial losses	64	309
Equity-based compensation	1,123	3,183
Restructuring charges	-	10
Adjusted EBITDA	$32,908	$23,046
Adjusted EBITDA Margin	65.1%	44.6%

For The Nine Months Ended September 30
Operating Income	$41,417	$34,155
Depreciation and amortization and accretion of asset retirement obligations	33,236	31,623
Sub-total:	74,653	65,778
Amortization of actuarial losses	192	928
Equity-based compensation	3,109	5,536
Restructuring charges	-	50
Employee separation charges	244	-
Adjusted EBITDA	$78,198	$72,292
Adjusted EBITDA Margin	51.9%	46.2%

Lumos Networks Corp.
Business Outlook [1] (as of November 6, 2014)
(In millions)	2014 Annual Guidance [1]
Operating Revenues	approximately $200

Adjusted EBITDA[2]	approximately $100

Capital Expenditures	approximately $85

Cash, Cash Equivalents and Marketable Securities (at end of period)	$ 25	to	$ 30

Reconciliation of Operating Income to Adjusted EBITDA
Operating Income	approximately $48
Depreciation and amortization	approximately $47
Equity-based compensation expense	approximately $4
Amortization of actuarial losses	approximately $1
Adjusted EBITDA	approximately $100

[1] These estimates are based on management’s current expectations.  These estimates are forward-looking and actual results may differ materially.  Please see “Special Note from the Company Regarding Forward-Looking Statements" in the Lumos Networks Corp. third quarter 2014 earnings release dated November 6, 2014.

[2] Includes a one-time curtailment gain of $10.2 million recognized in the third quarter of 2014 related to the elimination of certain medical benefits under the Company's postretirement plan.